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                                                                       EXHIBIT 6

                               FIRST AMENDMENT TO
                          REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT ("Amendment") dated as of the 6th day of December, 2002, is entered into by and between INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (the "Company"), and JOHN RADZIWILL (the "Investor").

                                 R E C I T A L S

A. The Company and the Investor entered into a Share Subscription Agreement (the "Agreement") dated as of October 22, 2002 whereby the Investor subscribed to purchase 117,581 shares of common stock and 452,272 shares of preferred stock of the Company.

B. The Investor and the Company are entering into that certain First Amendment to Share Subscription Agreement of even date herewith whereby the Investor subscribes to an additional 117,581 shares of the preferred stock of the Company (the "Additional Preferred Stock") in lieu of the common stock referenced in the Agreement.

C. The Company and the Investor entered into a Registration Rights Agreement (the "Rights Agreement") dated October 22, 2002, which provided certain registration rights with respect to the Purchased Shares.

D. The parties wish to amend the Rights Agreement to reflect the Investor's purchase of an additional 117,581 shares of preferred stock of the Company in lieu of the like number of shares of common stock referenced in the Rights Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, the Company and the Investor agree as follows:

    1.11 1. Recitals. All of the above recitals are true and correct. Any terms used but not defined in this Amendment shall have the definitions assigned such terms in the Agreement.

    1.12  2. Amendments to Rights Agreement.

    1.13 (a) Any and all references to the Common Shares in the Rights Agreement shall be deemed to refer to the Additional Preferred Shares.

    1.14  (b) The definition of the term "Registrable Securities" included in
          Section 1 of the Rights Agreement shall be amended to read in its entirety as follows:

    1.15 "Registrable Securities" means (a) Common Stock of the Company issued in or issuable upon conversion of the Preferred Shares or the Additional Preferred Shares; and

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          (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, the above-described securities. Notwithstanding the foregoing, the Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under this Agreement are not assigned.

    3.    Ratification; No Other Amendment. The Company and the Investor hereby
          ----------------------------------
          restate, ratify and confirm as accurate all representations and warranties set forth in the Agreement. Except as modified or amended herein, no other term, covenant or condition of the Agreement shall be considered modified or amended.

          IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their authorized official, this Amendment, effective as of the date first above written.

                                          INTERNATIONAL ASSETS HOLDING
                                          CORPORATION

                                          By: /s/ Diego J. Veitia
                                             --------------------------------
                                          Printed Name: Diego J. Veitia
                                          Title:  Chairman


                                          INVESTOR:


                                          /s/ John Radziwill
                                          -----------------------------------
                                          JOHN RADZIWILL

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